Exhibit 21.1

List of Subsidiaries of Limoneira Company	State of Incorporation/Organization
Associated Citrus Packers, Inc.	Arizona
Limoneira EA1 Land LLC	Delaware
Limoneira EA1 Management LLC	Delaware
Limoneira EA2 LLC	Delaware
Limoneira Energy Company LLC	California
Limoneira International Division, LLC	California
Limoneira Lewis Community Builders, LLC	Delaware
Limoneira Mercantile, L.L.C.	California
Rockville Enterprises LLC	Delaware
Windfall Investors, LLC	California
Templeton Santa Barbara, LLC	Nevada
6037 East Donna Circle Drive LLC	Arizona
6146 East Cactus Wren Road LLC	Arizona